INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):              [$    500,000.00]

[Applicable if indicated by Annuitant]
EXPECTED FIRST YEAR CONTRIBUTION:                              [$  1,000,000.00]

CREDIT AMOUNT - OF INITIAL CONTRIBUTION:                       [$     30,000.00]
        (see Endorsement Applicable to Credits Applied to Annuity Account Value)























94ICA/B-EX (rev. 12/00)                                              Data Page X